Exhibit 99.2

For release: January 13, 2015	Contact: Brian Dingerdissen
Investor Relations
O: 610.645.1191
BJDingerdissen@AquaAmerica.com

Donna Alston
Manager, Communications
O: 610.645.1095
M: 484.368.4720
DPAlston@AquaAmerica.com

AQUA AMERICA PROVIDES 2016 GUIDANCE

BRYN MAWR, PA – Aqua America, Inc. (NYSE: WTR) today announced its guidance for 2016.

2016 Guidance Highlights

•	Earnings per diluted common share of $1.30 to $1.35

•	Total customer base growth of 1.5 to 2 percent

•	Same-system operations and maintenance expenses increase of 1 to 2 percent

•	More than $350 million in capital investments in 2016; more than $1.1 billion planned through 2018

“The guidance for 2016 is a reflection of our ongoing commitment to increase value for our customers, employees and shareholders,” said Aqua America President and Chief Executive Officer Christopher Franklin. “Growing our customer base through strategic acquisitions, prudently investing to renew our aging infrastructure, and creating efficiencies across the entire organization continue to be our highest priorities. We believe our 2016 guidance shows that we are continuing our commitment to growth.”

Aqua America will host an analyst day on January 14, 2016 at the New York Stock Exchange. A live webcast of the event will be available on the Investor Relations section of AquaAmerica.com beginning at 9 a.m. and ending at approximately 11:30 a.m. Eastern Standard Time. The webcast will be archived in the Investor Relations section of the company’s website for 90 days following the event.

Franklin and other members of Aqua’s senior leadership team will present on the company’s current operations, corporate finance, regulatory affairs and future growth strategy.

About Aqua America

Aqua America is one of the largest U.S.-based, publicly traded water utilities and serves nearly 3 million people in Pennsylvania, Ohio, North Carolina, Illinois, Texas, New Jersey, Indiana and Virginia. Aqua America is listed on the New York Stock Exchange under the ticker symbol WTR. Visit AquaAmerica.com for more information.

Caution Concerning Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others: the guidance range of earnings per share for the fiscal year ending in 2016; the continuation of the company’s growth-through-acquisition program and the expectations for customer growth from this program; the expected increase in customer base for the fiscal year ending in 2016; the company’s expected same-system operations and maintenance expense increase for the fiscal year ending in 2016; the company’s ability to control expenses and create and maintain efficiencies; the anticipated amount of capital investment 2016 through 2018; the company’s ability to increase value for customers, employees and shareholders; and the continuation of investments in strategic ventures. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: the company’s continued ability to adapt itself for the future and build value by fully optimizing company assets; general economic business conditions; the company’s ability to fund needed infrastructure due to its financial position; housing and customer growth trends; unfavorable weather conditions; the success of certain cost containment initiatives; changes in regulations or regulatory treatment; changes in the valuation of our investment in our joint venture in the Marcellus shale region; availability and access to capital; the cost of capital; disruptions in the credit markets; the success of growth initiatives; the company’s ability to continue to deliver strong results; the company’s ability to grow its dividend, add shareholder value and to grow earnings; and other factors discussed in our Annual Report on Form 10-K, which is on file with the Securities and Exchange Commission. For more information regarding risks and uncertainties associated with Aqua America’s business, please refer to Aqua America’s annual, quarterly and other SEC filings. Aqua America is not under any obligation - and expressly disclaims any such obligation - to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

# # #

WTRF